Exhibit 10.10 - Set-Off Agreement

Set-Off Agreement

This Set-Off Agreement (this “Agreement”) is entered into as of February 18, 2009 by and among Lee Enterprises, Incorporated, a Delaware corporation (“Lee”), Lee Procurement Solutions Co., an Iowa corporation (“Procurement”) and Pulitzer Inc., a Delaware corporation (“Pulitzer”). Capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Note Agreement (as amended and in effect on the date hereof, the “Note Agreement”), dated as of May 1, 2000, among St. Louis Post-Dispatch LLC, a Delaware limited liability company (“PD”) and the purchasers of the 8.05% Senior Notes due April 28, 2009 (the “Notes”).

Recitals

A. Lee owns, indirectly, 100% of the Equity Interests of Pulitzer and Pulitzer owns 100% of the Equity Interests of PD (“PD”).

B. Pulitzer and PD provide a substantial portion of the cash flow of Lee and its subsidiaries and it is essential for the continued operation of Lee and its subsidiaries that Pulitzer and PD remain as going concerns.

C. As stated above, PD is a party to a Note Agreement and the issuer of the Notes, and Pulitzer is a guarantor of all amounts owing by PD under the Note Agreement and the Notes.

D. Events of Default currently exist under the Note Agreement and the holders of the Notes (the “Noteholders”) have the right to accelerate all amounts owing under the Note Agreement and the Notes; it is expected that such acceleration would prevent Pulitzer and PD from continuing as going concerns.

E. The Noteholders are prepared to waive such Events of Default in connection with an amendment of the Note Agreement and the execution of the Transaction Documents, and satisfaction of certain other conditions, one of which is that the execution and delivery of this Agreement by all of the parties hereto.

F. For administrative convenience, Lee has operated a centralized cash management and payables system in connection with which its subsidiaries make advances to Lee or Procurement and a portion of such advances has been used by Lee or Procurement to pay for goods and services furnished by Lee or Procurement to Pulitzer and its subsidiaries (such as income and other taxes), or to reimburse Lee and Procurement for payments to third parties made by either of them for goods and services provided to Pulitzer and its subsidiaries (such as payroll and corporate overhead). Any portion not so used has been retained by Lee.

G. In connection with such centralized cash management and payables system, Pulitzer has an advance, as of February 1, 2009, of $681,398,000 to Lee (the “Lee Payable”), which advance remains outstanding as of the date hereof, and Procurement has an outstanding receivable due from Pulitzer, as of such date, of $438,196,000 (the “Procurement Receivable”), for goods and services provided to Pulitzer and its subsidiaries which have been paid for by Procurement.

H. In view of the facts that the centralized cash management and payables system has been operated for administrative convenience and it has been the intent of Lee, Procurement and Pulitzer that the Lee Payable and the Procurement Receivable constitute one claim by either or both Lee and Procurement against, or one amount owing by either or both of them to, Pulitzer, as the case may be, the parties hereto deem it appropriate to provide for the setting off of the Lee Payable against the Procurement Receivable.

Agreement

NOW, THEREFORE, for good and sufficient consideration, the parties hereto hereby agree as follows:

1. Effective as of the date of this Agreement, the parties hereto agree that the Lee Payable and the Procurement Receivable are hereby set off. As a result thereof, the entire Procurement Receivable is hereby satisfied in all respects and extinguished, and the Lee Payable is hereby satisfied and extinguished to the extent of an amount equal to the Procurement Receivable, resulting in a net payable by Lee owing to Pulitzer of $243,202,000 (as increased by capitalized interest as provided in Section 2 hereof, the “Net Lee Payable”).

2. The Net Lee Payable shall be subordinated to all Debt owing by Lee under the Credit Agreement, as provided in the Intercompany Subordination Agreement (as defined in the Credit Agreement), as amended, to which Pulitzer, by Joinder executed and delivered pursuant to the Credit Agreement, is a party. The Net Lee Payable shall bear interest at the rate of LIBOR (as defined in the Note Agreement) plus 75 bps, which interest shall not be payable in cash prior to final payment at maturity and shall instead be capitalized on the last day of each fiscal quarter of Pulitzer, thus becoming part of the Net Lee Payable and bearing interest from the date of such capitalization at the rate set forth above. Prepayment and repayment of the Net Lee Payable is restricted by clause (y) of the last sentence of Section 10.10 of the Credit Agreement (as in effect on the date hereof).

3. No amendment to or waiver of any provision of this Agreement nor consent to any departure by any party from any provision in this Agreement shall in any event be effective unless the same shall have been agreed to in writing by the all of the parties hereto.

4. This Agreement shall be construed and enforced in accordance with the rights of the parties and the rights of the parties shall be governed by, the State of New York, excluding choice of law principals of the law that would require the application of the laws of a jurisdiction other than the laws of the State of New York.

5. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures (or other electronically delivered signature pages) to this Agreement or any other document required to be delivered at Closing pursuant to this Agreement shall be binding on the parties.

6. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or, invalidity, without invalidating the reminder of such provision or the remaining provisions of this Agreement.

7. This Agreement shall inure to the benefit and shall be binding upon all the parties, their legal representatives, successors, heirs and assigns.

8. This Agreement sets forth the entire agreement of the parties and shall not be amended, modified, or otherwise changed except in a writing signed by both parties and incorporating this Agreement by reference.

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IN WITNESS WHEREOF, the undersigned have caused this Set-Off Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Vice President, Chief Financial Officer and Treasurer

LEE PROCUREMENT SOLUTIONS CO.

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Treasurer

PULITZER INC.

By:	/s/ C. D. Waterman III
Name:	C. D. Waterman III
Title:	Secretary